Exhibit 10.2

AMENDMENT TO THE

G&K SERVICES, INC.

RESTATED EQUITY INCENTIVE PLAN (2010)

THIS INSTRUMENT dated the 30th day of March, 2012, is an amendment to the G&K Services, Inc. Restated Equity Incentive Plan (2010) (“Plan”).

WHEREAS, the Plan was originally adopted as the G&K Services, Inc. 2006 Equity Incentive Plan and restated as the G&K Services, Inc. Restated Equity Incentive Plan (2010); and

WHEREAS, Section 24 of the Plan gives the Compensation Committee (“Committee”) of G&K Services, Inc.’s (“Corporation”) Board of Directors the right to amend the Plan; and

WHEREAS, the Committee desires to amend Section 25 of the Plan;

NOW THEREFORE, in consideration of the foregoing recitals, the Plan is amended effective as of the date set forth above as follows:

1.	Section 25 of the Plan is deleted in its entirety and replaced with the following Section 25:

25.	Adjustment for Changes in Capitalization.

(a)	In the event that the number of Shares shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, stock dividend, or otherwise, then each Share that has been authorized for issuance under the Plan, whether such Share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 4, shall be appropriately adjusted by the Committee to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. The terms of any outstanding Award shall also be adjusted by the Committee as to price, number of Shares subject to such Award and other terms to reflect the foregoing events. In the event of a dividend in kind or distribution (other than normal cash dividends) to shareholders of the Company, an equitable substitution or proportionate adjustment shall be made in each outstanding Award affected by the dividend or distribution in order to prevent dilution or enlargement of Participant rights under the Plan, in such manner as determined by the Committee in its sole discretion, as to price, number of Shares subject to such Award or both, and other terms to reflect the foregoing.

(b)

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a merger, consolidation or otherwise, then the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. The terms of any outstanding Award shall also be adjusted to reflect the foregoing events. In the event of such change described in this subsection the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c)	Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code, and no change shall be made that would result in the imposition of additional tax under Section 409A(1)(B) of the Code.

(d)	No right to purchase fractional Shares shall result from any adjustment in Awards pursuant to this Section 25. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

2.	Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, pursuant to resolutions of the Committee previously adopted, this instrument is executed by an officer of the Corporation as of the date set forth above.

G&K SERVICES, INC.

By /s/ Jeffrey L. Cotter
Its Vice President and General Counsel

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